News Release

ASCENA RETAIL GROUP, INC. REPORTS
SECOND QUARTER RESULTS

– SECOND QUARTER GAAP EPS LOSS OF $0.12; ADJUSTED EPS EARNINGS OF $0.01 –

– COMPANY REAFFIRMS FISCAL 2016 FULL YEAR
EPS GUIDANCE RANGE $0.75 - $0.80 –

MAHWAH, NJ – March 1, 2016 – ascena retail group, inc. (NASDAQ – ASNA) (the “Company”) today reported financial results for its fiscal second quarter ended January 23, 2016. All adjusted results presented as comparable throughout this release include the results of ANN INC. in both the current and prior-year periods.  Reference should be made to the notes to the accompanying unaudited condensed consolidated financial information for a discussion of the ANN INC. acquisition and the use of Non-GAAP financial measures.

For the second quarter of Fiscal 2016, the Company reported a net loss of $0.12 per diluted share compared to net income of $0.05 per diluted share in the same period of Fiscal 2015. The decrease was primarily due to integration costs, interest expense incurred under the $1.8 billion term loan and the effect of non-cash purchase accounting adjustments, all of which were related to the acquisition of ANN INC., which closed during the first quarter of Fiscal 2016. Also contributing to the year-over-year decline was soft performance at dressbarn. Adjusted earnings for the second quarter of Fiscal 2016 were $0.01 per diluted share compared to a loss of $0.02 in the same period of Fiscal 2015.

David Jaffe, President and Chief Executive Officer of ascena retail group, inc., commented, "Our second quarter earnings performance came in just above the pre-announced range we shared in mid-January, due mainly to strengthening performance at LOFT and margin rate favorability at Justice. Adjusted operating income growth for the quarter was driven primarily by ANN INC., and integration activity continues to progress well. We are pleased with the progression of the Justice turnaround, and remain confident in our full year plan. maurices delivered another solid quarter, and we continue to see improvement at Lane Bryant."

Jaffe concluded, "Our focus on tight inventory management allowed us to deliver strong gross margin rate improvement for the quarter despite changing customer behavior around Black Friday, and continued traffic headwinds that weighed on sales performance. We exited the second quarter with inventory well-managed, and will remain disciplined in this area as we continue to navigate the dynamic consumer landscape."

About ascena retail group, inc.

ascena retail group, inc. (NASDAQ: ASNA) is a leading national specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Ann Taylor, LOFT, Lou & Grey, Lane Bryant, Cacique, maurices, dressbarn, and Catherines brands, and for tween girls under the Justice brand. ascena retail group, inc. operates, through its 100% owned subsidiaries, ecommerce operations and over 4,900 stores throughout the United States, Canada and Puerto Rico.

For more information about ascena retail group, visit ascenaretail.com, AnnTaylor.com, LOFT.com, louandgrey.com, lanebryant.com, cacique.com, maurices.com, dressbarn.com, catherines.com, and shopjustice.com.

Fiscal Second Quarter Results

Net sales for the second quarter of Fiscal 2016 were $1.842 billion compared to $1.289 billion last year, with the increase driven by the acquisition of ANN INC. On a comparable basis, inclusive of ANN INC., net sales for the second quarter of Fiscal 2016 were $1.843 billion versus $1.936 billion last year. Second quarter total comparable sales were down 6%. Inclusive of ANN INC., total comparable sales were down 5%, and were down 1% when excluding the anticipated declines at Justice, which related to its new, less promotional selling strategy. For the legacy ascena brands, on a consolidated basis, for the three months ended January 23, 2016, comparable sales decreased by $71.7 million to $1.119 billion from $1.191 billion for the three months ended January 24, 2015, primarily as a result of the anticipated declines at Justice. Non-comparable sales decreased by $2.3 million, or 5%, to $47.6 million from $49.9 million. Wholesale, licensing and other revenues decreased by $10.1 million, or 21%, to $37.5 million from $47.6 million.

The Company’s comparable sales data for the fiscal second quarter is summarized below:

		Net Sales (millions)
	Comparable Sales	Three Months Ended
		January 23, 2016	January 24, 2015
ANN INC. (a)	(2)%	$637.5	$—
Justice	(17)%	327.5	413.9
Lane Bryant	2%	282.3	279.5
maurices	—%	291.6	279.8
dressbarn	(4)%	221.6	230.4
Catherines	(3)%	81.3	85.0

(a) ANN INC. had prior year total revenues of $647.4 million. The revenues and comparable sales results are based on prior year data from ANN INC. as a standalone company.

Gross margin was $958.1 million, or 52.0% of sales for the second quarter of Fiscal 2016, compared to $662.0 million, or 51.4% of second quarter sales last year with the growth in terms of dollars being driven by the acquisition of ANN INC. The increase in terms of margin rate was mainly due to stronger performance at Justice and maurices, offset in part by dressbarn and approximately $24 million of non-cash purchase accounting adjustments related to the remaining write-up of ANN INC. inventory to fair market value as a result of the acquisition. On a comparable basis, inclusive of ANN INC., gross margin for the second quarter of Fiscal 2016 was $981.8 million compared to gross margin of $973.7 for the second quarter last year. Gross margin rate increased significantly from 50.3% of sales last year to 53.3% this year, driven by continued execution of the new Justice selling model, disciplined inventory management and lower product cost at ANN INC. and continued fashion execution and lower product cost at maurices.

Buying, distribution and occupancy (“BD&O”) expenses for the second quarter of Fiscal 2016 were $320.0 million, or 17.4% of sales, compared to $216.4 million, or 16.8% of second quarter sales last year, with approximately $101.8 million related to the ANN INC. acquisition. On a comparable basis, inclusive of ANN INC., second quarter BD&O expenses were essentially flat on a dollar basis at $322.7 million, or 17.5% of net sales, compared to $322.0 million, or 16.6% of net sales last year.

Selling, general and administrative (“SG&A”) expenses for the second quarter of Fiscal 2016 were $549.5 million, or 29.8% of sales, compared to $371.7 million, or 28.8% of second quarter sales last year, with $173.4 million related to ANN INC. The remaining increase of $4.4 million from the legacy ascena brands was mainly due to general administrative increases, offset in part by lower store-related expenses. On a comparable basis, inclusive of ANN INC., second quarter SG&A expenses were $547.8 million, or 29.7% of sales, compared to last year's $548.0 million, or 28.3% of sales. In terms of dollars, expenses were essentially flat, with lower store expenses at Justice, SG&A optimization savings at ANN INC. and realized synergies from the ANN INC. acquisition offsetting increases in general administrative costs and marketing investments to support brand building at multiple brands.

The Company incurred an operating loss for the second quarter of Fiscal 2016 of $16.8 million, or 0.9% of second quarter sales compared to operating income of $16.6 million, or 1.3% of second quarter sales last year. The decrease in operating results reflected the operating loss of $5.8 million for ANN INC., which included $29.9 million of non-cash purchase accounting adjustments, a $10.7 million increase in Acquisition and integration expenses and a $16.9 million decrease in operating results for the legacy ascena brands. The operating results from the legacy ascena brands primarily reflected soft performance at dressbarn. On a comparable basis, inclusive of ANN INC., operating income for the second quarter of Fiscal 2016 was $29.1 million, or 1.6% of adjusted net sales compared to $23.0 million, or 1.2% of adjusted net sales last year.

The effective tax rate increased to 49.3% for the second quarter of Fiscal 2016 from 42.0% last year. The effective tax rate for the quarter was higher than the statutory tax rate primarily due to the effect of state and local taxes rates on a revised full year earnings estimate, and certain acquisition-related transaction costs which are non-deductible for tax purposes.

The Company incurred a net loss for the second quarter of Fiscal 2016 of $22.6 million compared to generating net income of $8.7 million last year. On a comparable basis, inclusive of ANN INC., adjusted net income for the second quarter of Fiscal 2016 was $1.7 million as compared to a net loss of $3.0 million last year.

The Company reported a net loss for the second quarter of Fiscal 2016 of $0.12 per diluted share compared to earnings of $0.05 per diluted share last year. On an adjusted basis, second quarter earnings per diluted share were $0.01 versus a loss of $0.02 per diluted share last year.

Fiscal Second Quarter Balance Sheet Highlights

The Company ended the second quarter of Fiscal 2016 with cash and cash equivalents of $293.8 million and total debt of $1.735 billion, which represents the remaining balance on its $1.8 billion term loan. The Company had no balance outstanding on its asset-based revolver at the end of the quarter.

On a comparable basis, inclusive of ANN INC., total inventory at cost was down 9% versus the year-ago period.

Fiscal 2016 Earnings Guidance

The Company is reaffirming its full year adjusted earnings per share outlook in the range of $0.75-$0.80, with third quarter earnings per share expected in the range of $0.10-$0.14, and the remainder of approximately $0.28 coming in the fourth quarter. The higher profitability in the fourth quarter is primarily related to expected acceleration of comparative sales performance and continued gross margin rate improvement at the Justice brand.

Conference Call Information

The Company will conduct a conference call today, March 1, 2016, at 4:30 PM Eastern Time to review its second quarter Fiscal 2016 results, followed by a question and answer session. Parties interested in participating in this call should dial in at (877) 930-8316 prior to the start time, the conference ID is 48224409. The call will also be simultaneously broadcast at www.ascenaretail.com. A recording of the call will be available shortly after its conclusion and until March 8, 2016 by dialing (855) 859-2056, the conference ID is 48224409, and until April 1, 2016 via the Company’s website at www.ascenaretail.com.

Non-GAAP Financial Results

The Company's financial results for its fiscal second quarters ended January 23, 2016 and January 24, 2015 reflect acquisition and integration expenses, non-cash inventory expense and non-cash depreciation and amortization expense associated with the purchase accounting adjustments of ANN INC.'s assets and liabilities to fair market value, and other income and expenses classified outside of operating income.

Management believes that all such expenses are not indicative of the Company’s underlying operating performance. As such, adjusted results for Fiscal 2016 and Fiscal 2015, which exclude the effect of such expenses, have been presented to supplement the reported results. Reference should be made to Notes 2 and 3 of the unaudited condensed consolidated financial information included herein for a reconciliation of adjusted, non-GAAP financial measures to the most directly comparable GAAP financial measures.

In addition, Fiscal 2016 adjusted results for the six months ended January 23, 2016 reflect the legacy ascena brand results combined to include ANN INC. results for the full 26 week period, inclusive of the three-week stub period preceding the close of the transaction on August 21, 2015. For comparative purposes, Fiscal 2015 adjusted results reflect the legacy ascena brands results combined to include ANN INC., as adjusted for certain non-recurring expenses previously reported by ANN INC. Reference should be made to Note 3 to the unaudited condensed consolidated financial information included herein for supplemental reconciliations of GAAP results to the non-GAAP adjusted results presented herein for both the three and six months ended January 23, 2016 and January 24, 2015.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K.

CONTACT:	ascena retail group, inc.
Investor Relations
(551) 777-6895

ICR, Inc.
James Palczynski
Partner
(203) 682-8229
jp@icrinc.com

ascena retail group, inc.
Condensed Consolidated Statements of Operations (unaudited)
(millions, except per share data)

	Three Months Ended
	January 23, 2016	% of Net Sales	January 24, 2015	% of Net Sales
Net sales	$1,841.8	100.0%	$1,288.6	100.0%
Cost of goods sold	(883.7)	(48.0)%	(626.6)	(48.6)%
Gross margin	958.1	52.0%	662.0	51.4%
Other operating expenses:
Buying, distribution and occupancy expenses	(320.0)	(17.4)%	(216.4)	(16.8)%
Selling, general and administrative expenses	(549.5)	(29.8)%	(371.7)	(28.8)%
Acquisition and integration expenses	(16.0)	(0.9)%	(5.3)	(0.4)%
Depreciation and amortization expense	(89.4)	(4.9)%	(52.0)	(4.0)%
Operating (loss) income	(16.8)	(0.9)%	16.6	1.3%
Interest expense	(27.8)	(1.5)%	(1.6)	(0.1)%
Interest and other income, net	(0.8)	—%	—	—%
Gain on extinguishment of debt	0.8	—%	—	—%
(Loss) income before provision for income taxes	(44.6)	(2.4)%	15.0	1.2%
Benefit (provision) for income taxes	22.0	1.2%	(6.3)	(0.5)%
Net (loss) income	$(22.6)	(1.2)%	$8.7	0.7%

Net (loss) income per common share:
Basic	$(0.12)		$0.05
Diluted	$(0.12)		$0.05

Weighted average common shares outstanding:
Basic	195.8		162.6
Diluted	195.8		164.4

See accompanying notes.

ascena retail group, inc.
Condensed Consolidated Statements of Operations (unaudited)
(millions, except per share data)

	Six Months Ended
	January 23, 2016	% of Net Sales	January 24, 2015	% of Net Sales
Net sales	$3,513.8	100.0%	$2,482.8	100.0%
Cost of goods sold	(1,659.6)	(47.2)%	(1,126.3)	(45.4)%
Gross margin	1,854.2	52.8%	1,356.5	54.6%
Other operating expenses:
Buying, distribution and occupancy expenses	(616.4)	(17.5)%	(430.8)	(17.4)%
Selling, general and administrative expenses	(1,036.2)	(29.5)%	(726.2)	(29.2)%
Acquisition and integration expenses	(58.5)	(1.7)%	(14.3)	(0.6)%
Depreciation and amortization expense	(171.9)	(4.9)%	(102.5)	(4.1)%
Operating (loss) income	(28.8)	(0.8)%	82.7	3.3%
Interest expense	(48.3)	(1.4)%	(3.3)	(0.1)%
Interest and other income, net	(0.2)	—%	0.1	—%
Gain on extinguishment of debt	0.8	—%	—	—%
(Loss) income before provision for income taxes	(76.5)	(2.2)%	79.5	3.2%
Benefit (provision) for income taxes	35.8	1.0%	(17.3)	(0.7)%
Net (loss) income	$(40.7)	(1.2)%	$62.2	2.5%

Net (loss) income per common share:
Basic	$(0.21)		$0.38
Diluted	$(0.21)		$0.38

Weighted average common shares outstanding:
Basic	190.3		162.3
Diluted	190.3		164.7

See accompanying notes.

ascena retail group, inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions)

	January 23, 2016	July 25, 2015
ASSETS
Current assets:
Cash and cash equivalents	$293.8	$240.6
Inventories	659.9	489.3
Deferred tax assets	—	88.5
Prepaid expenses and other current assets	283.7	131.5
Total current assets	1,237.4	949.9
Property and equipment, net	1,604.7	1,170.0
Goodwill	1,268.0	319.7
Other intangible assets, net	1,283.3	388.3
Other assets	83.7	78.3
Total assets	$5,477.1	$2,906.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$379.4	$238.8
Accrued expenses and other current liabilities	419.9	403.2
Deferred income	137.3	64.1
Income taxes payable	—	11.6
Current portion of long term debt	18.0	—
Total current liabilities	954.6	717.7
Long-term debt, less current portion	1,640.6	106.5
Lease-related liabilities	398.1	241.4
Deferred income taxes	482.0	181.8
Other non-current liabilities	178.5	140.7
Total liabilities	3,653.8	1,388.1
Equity	1,823.3	1,518.1
Total liabilities and equity	$5,477.1	$2,906.2

See accompanying notes.

ascena retail group, inc.
Segment Information (Unaudited)
(millions)

	Three Months Ended		Six Months Ended
	January 23, 2016	January 24, 2015	January 23, 2016	January 24, 2015
Net sales:
ANN INC.(a)	$637.5	$—	$1,138.7	$—
Justice	327.5	413.9	632.9	770.9
Lane Bryant	282.3	279.5	538.5	525.2
maurices	291.6	279.8	574.3	531.7
dressbarn	221.6	230.4	469.0	490.0
Catherines	81.3	85.0	160.4	165.0
Total net sales	$1,841.8	$1,288.6	$3,513.8	$2,482.8

	Three Months Ended		Six Months Ended
	January 23, 2016	January 24, 2015	January 23, 2016	January 24, 2015
Operating (loss) income:
ANN INC. (a) (b)	$(5.8)	$—	$(53.9)	$—
Justice	13.2	12.6	53.4	53.4
Lane Bryant	(6.1)	(10.0)	(7.5)	(18.6)
maurices	26.8	29.2	66.5	56.1
dressbarn	(28.1)	(15.2)	(32.8)	(7.1)
Catherines	(0.8)	5.3	4.0	13.2
Unallocated acquisition and integration expenses	(16.0)	(5.3)	(58.5)	(14.3)
Total operating (loss) income	$(16.8)	$16.6	$(28.8)	$82.7

	Three Months Ended		Six Months Ended
	January 23, 2016	January 24, 2015	January 23, 2016	January 24, 2015
Adjusted EBITDA:
ANN INC.(a)	$49.7	$—	$133.5	$—
Justice	31.0	28.3	88.2	83.9
Lane Bryant	4.6	1.4	13.7	4.4
maurices	39.0	39.6	90.3	77.1
dressbarn	(14.5)	(2.4)	(5.8)	17.5
Catherines	1.5	7.0	8.6	16.6
Total Adjusted EBITDA	$111.3	$73.9	$328.5	$199.5

(a)
The operating results of ANN INC. for the post-acquisition periods from November 1, 2015 to January 30, 2016 and from August 22, 2015 to January 30, 2016 are included within the Company's condensed consolidated results of operations for the three and six months ended January 23, 2016, respectively.

(b)
Information related to the ANN INC. segment for the three and six months ended January 23, 2016 includes the impact of non-cash inventory expense and non-cash depreciation and amortization expense associated with the purchase accounting adjustments of ANN INC.'s assets and liabilities to fair market value as discussed in Notes 2 and 3 to the Unaudited Condensed Consolidated Financial Information.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information

Note 1. Acquisition of ANN INC.

On August 21, 2015, the Company acquired 100% of the outstanding common stock of ANN INC. ("ANN") for an aggregate purchase price of approximately $2.1 billion (the "ANN Acquisition"). The ANN segment utilizes a 52-53 week fiscal year following the National Retail Federation calendar. Accordingly, ANN's results have been included herein for the post-acquisition period from August 22, 2015 to January 30, 2016. The effect of ANN's one-week reporting period difference is not material to the condensed consolidated financial statements for either the three or six months ended January 23, 2016.

Note 2. Use of Non-GAAP Financial Measures

To provide investors information to assist them in assessing the Company’s ongoing operations on a comparable basis, the Company has provided financial measures in this press release that exclude (i) acquisition and integration expenses, (ii) non-cash inventory expense and non-cash depreciation and amortization expense associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value, and (iii) other income and expenses classified outside of operating income. Management believes that all such costs are not indicative of the Company’s underlying operating performance.

Throughout this release, the term “reported” refers to information prepared in accordance with accounting principles generally accepted in the United States (GAAP), while the terms “adjusted” and "combined" refers to non-GAAP financial information adjusted to exclude certain non-recurring costs and include results of ANN for periods prior to August 21, 2015, which is discussed more fully in Note 3 below.

In addition, we present herein the financial performance measure of earnings before interest, taxes, depreciation and amortization, as adjusted ("Adjusted EBITDA") to exclude non-operating related items such as (i) costs related to acquisitions and integration, (ii) non-cash inventory expense and depreciation and amortization expenses associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value, and (iii) other income and expenses classified outside of operating income. These measures may not be directly comparable to similar measures used by other companies and should not be considered a substitute for performance measures in accordance with GAAP such as operating income and net income reported herein. The table below reconciles Adjusted EBITDA to Net (loss) income as reflected in our unaudited condensed consolidated statements of operations. For a more detailed discussion on our use of Adjusted EBITDA, reference is made to our Quarterly Report on Form 10-Q for the Fiscal Quarter Ended January 23, 2016, which also has been filed with the US Securities and Exchange Commission.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions, except per share data)

Note 2. Use of Non-GAAP Financial Measures (continued)

	Reconciliation of Reported Basis to Adjusted Basis
	Three Months Ended				Three Months Ended
	January 23, 2016				January 24, 2015
	(Loss) income before income taxes	Benefit (provision) for income taxes	Net (loss) income	Diluted net (loss) income per common share (a)	(Loss) income before income taxes	Benefit (provision) for income taxes	Net (loss) income	Diluted net (loss) income per common share (b)
Reported GAAP basis	$(44.6)	$22.0	$(22.6)	$(0.12)	$15.0	$(6.3)	$8.7	$0.05
Adjustments:
Impact of non-cash purchase accounting adjustments (see Note 3 below)	29.9	(11.6)	18.3	0.10	—	—	—	—
ANN pre-acquisition results (see Note 3 below)	—	—	—	—	0.1	0.2	0.3	—
Acquisition and integration expenses (see Note 3 below)	16.0	(9.5)	6.5	0.03	5.3	(1.9)	3.4	0.02
Accelerated depreciation associated with the Company’s supply chain and technological integration efforts and the closure of Brothers	—	—	—	—	0.1	—	0.1	—
Impact of ANN Acquisition on debt (c)	—	—	—	—	(25.5)	10.0	(15.5)	(0.09)
Gain on extinguishment of debt	(0.8)	0.3	(0.5)	—	—	—	—	—
Non-GAAP basis	$0.5	$1.2	$1.7	$0.01	$(5.0)	$2.0	$(3.0)	$(0.02)

(a) Reflects the impact on EPS of using 196.7 million weighted average common shares for adjusted net income per diluted common share compared to the 195.8 million used to calculate EPS on a reported GAAP basis. The weighted average number of diluted common shares reflects the dilutive effect of stock options and other securities, which were excluded from the reported GAAP amount due to the net loss reported during the period.

(b) Reflects the impact on EPS of using 193.8 million weighted average common shares for adjusted net income per diluted common share compared to the 164.4 million used to calculate EPS on a reported GAAP basis. The weighted average number of diluted common shares reflects the impact of the additional shares issued in the ANN Acquisition as outstanding for the entire period as if the acquisition had occurred as of the beginning of the period presented. The 193.8 average shares excludes the dilutive effect of stock options and other securities as the impact is anti-dilutive as a result of the net loss incurred on an as adjusted basis.

(c) Reflects incremental interest expense on the $1.8 billion term loan used to fund the cash portion of the purchase price of the ANN Acquisition.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions, except per share data)

Note 2. Use of Non-GAAP Financial Measures (continued)

	Reconciliation of Reported Basis to Adjusted Basis
	Six Months Ended				Six Months Ended
	January 23, 2016				January 24, 2015
	(Loss) income before income taxes	Benefit (provision) for income taxes	Net (loss) income	Diluted net (loss) income per common share	(Loss) income before income taxes	Benefit (provision) for income taxes	Net (loss) income	Diluted net (loss) income per common share
Reported GAAP basis	$(76.5)	$35.8	$(40.7)	$(0.21)	$79.5	$(17.3)	$62.2	$0.38
Adjustments:
Impact of non-cash purchase accounting adjustments (see Note 3 below)	140.6	(55.3)	85.3	0.45	—	—	—	—
ANN pre-acquisition results (see Note 3 below)	1.3	(0.5)	0.8	—	52.1	(18.8)	33.3	0.20
Acquisition and integration expenses (see Note 3 below)	58.5	(26.4)	32.1	0.17	14.3	(5.3)	9.0	0.05
Discrete tax item (a)	—	—	—	—	—	(13.4)	(13.4)	(0.08)
Accelerated depreciation associated with the Company’s supply chain and technological integration efforts and the closure of Brothers	—	—	—	—	0.6	(0.2)	0.4	—
Impact of ANN Acquisition on debt (b)	(6.8)	2.7	(4.1)	(0.02)	(50.4)	19.8	(30.6)	(0.19)
Gain on extinguishment of debt	(0.8)	0.3	(0.5)	—	—	—	—	—
Impact of ANN Acquisition on EPS (c)	—	—	—	(0.02)	—	—	—	(0.05)
Non-GAAP basis	$116.3	$(43.4)	$72.9	$0.37	$96.1	$(35.2)	$60.9	$0.31

(a) Represents a tax benefit which was treated as a discrete item within the first quarter of Fiscal 2015 when a non-deductible permanent item associated with previously accrued deferred compensation became fully deductible in the first quarter of Fiscal 2015 and was a significant factor in reducing the Company's effective income tax rate during that period.

(b) Reflects incremental interest expense on the $1.8 billion term loan used to fund the cash portion of the purchase price of the ANN Acquisition for the stub period prior to the acquisition date of August 21, 2015 which is not included in the reported GAAP results above.

(c) Reflects the impact on EPS of using 197.0 million and 195.9 million weighted average common shares for adjusted diluted net income per common share for the six months ended January 23, 2016 and January 24, 2015, respectively. The weighted average number of common shares reflects the impact of the additional shares issued in the ANN Acquisition as outstanding for the entire period as if the acquisition had occurred as of the beginning of the period presented as well as the dilutive effect of stock options and other securities for both periods.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions)

Note 2. Use of Non-GAAP Financial Measures - (continued)

	Reconciliation of Adjusted EBITDA to Net (loss) income
	Three Months Ended		Six Months Ended
	January 23, 2016	January 24, 2015	January 23, 2016	January 24, 2015
Adjusted EBITDA (a)	$111.3	$73.9	$328.5	$199.5
Acquisition and integration expenses	(16.0)	(5.3)	(58.5)	(14.3)
Non-cash inventory expense associated with the write-up of ANN's inventory to fair market value	(22.7)	—	(126.9)	—
Impact of the purchase accounting adjustments for leases	1.0	—	1.0	—
Impact of the purchase accounting adjustments for deferred revenue	(1.0)	—	(1.0)	—
Depreciation and amortization expense	(89.4)	(52.0)	(171.9)	(102.5)
Operating (loss) income	(16.8)	16.6	(28.8)	82.7

Interest expense	(27.8)	(1.6)	(48.3)	(3.3)
Interest and other income, net	(0.8)	—	(0.2)	0.1
Gain on extinguishment of debt	0.8	—	0.8	—
(Loss) income before provision for income taxes	(44.6)	15.0	(76.5)	79.5
Benefit (provision) for income taxes	22.0	(6.3)	35.8	(17.3)
Net (loss) income	$(22.6)	$8.7	$(40.7)	$62.2

(a) Information for the three and six months ended January 23, 2016 includes results for the ANN segment for the post-acquisition period from August 22, 2015 to January 30, 2016. No results for the ANN segment are included herein for the three and six months ended January 24, 2015.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions)

Note 3. Supplemental Non-GAAP Information

The following information is provided to enhance the user’s overall understanding of the Company’s current financial performance and has been prepared based upon currently available information and assumptions deemed appropriate by our management.  This financial information is not necessarily indicative of what our results of operations actually would have been had the ANN Acquisition been completed as of July 27, 2014, the beginning of the earliest period presented. In addition, the financial information is not indicative of future results or current financial conditions and does not reflect any anticipated synergies, operating efficiencies, cost savings or any integration costs that may result from the ANN Acquisition. This financial information should be read in conjunction with separate historical financial statements and accompanying notes filed with the U.S. Securities and Exchange Commission.

Specifically, we have shown the Company's historical reported results combined to include ANN's financial information for the periods prior to the acquisition date of August 21, 2015. We believe this presentation provides useful information to enhance comparability between our three and six months ended January 23, 2016 and our three and six months ended January 24, 2015. Adjusted results for the six months ended January 23, 2016 reflect the legacy ascena brand results combined to include ANN results for a full 26-week period, inclusive of the three-week stub period preceding the close of the transaction on August 21, 2015. For comparative purposes, Fiscal 2015 adjusted results reflect the results of the legacy ascena brands combined to include ANN, as adjusted for certain non-recurring expenses previously reported by ANN.

The financial information in the tables below has also been adjusted to exclude non-operating related items such as (i) acquisition and integration expenses and (ii) non-cash inventory expense and other adjustments associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions, except per share data)

Note 3. Supplemental Non-GAAP Information (continued)

	Three Months Ended
	January 23, 2016
	ascena reported GAAP basis	Acquisition and integration expenses (a)	ANN Acquisition purchase price adjustments (b)	Gain on extinguishment of debt	ascena non-GAAP basis
Net sales	$1,841.8	$—	$1.0	$—	$1,842.8
Cost of goods sold	(883.7)	—	22.7	—	(861.0)
Gross margin	958.1	—	23.7	—	981.8
Buying, distribution and occupancy expenses	(320.0)	—	(2.7)	—	(322.7)
Selling, general and administrative expenses	(549.5)	—	1.7	—	(547.8)
Acquisition and integration expenses	(16.0)	16.0	—	—	—
Depreciation and amortization expense	(89.4)	—	7.2	—	(82.2)
Operating (loss) income	(16.8)	16.0	29.9	—	29.1
Interest expense	(27.8)	—	—	—	(27.8)
Interest and other income, net	(0.8)	—	—	—	(0.8)
Gain on extinguishment of debt	0.8	—	—	(0.8)	—
(Loss) income before provision for income taxes	(44.6)	16.0	29.9	(0.8)	0.5
Benefit (provision) for income taxes (c)	22.0	(9.5)	(11.6)	0.3	1.2
Net (loss) income	$(22.6)	$6.5	$18.3	$(0.5)	$1.7
Diluted EPS (d)	$(0.12)	$0.03	$0.10	$—	$0.01
Adjusted EBITDA	$72.6	$16.0	$22.7	$—	$111.3

(a) Primarily reflects costs related to the ANN Acquisition consisting of $10.9 million of severance and retention-related expenses and $4.7 million of other integration expenses.

(b) Reflects incremental expenses related to the purchase accounting write-up of ANN's tangible and intangible assets to fair market value. The amounts include $22.7 million of purchase accounting adjustments related to the write-up of ANN's inventory, $4.3 million related to the write-up of ANN's customer relationships and other purchase accounting adjustments of $2.9 million, primarily related to the write-up of ANN's property and equipment.

(c) The provision for income taxes reflects the application of taxes to income before income taxes, after adjusting for certain non-deductible expenses and quarterly earnings fluctuations, at an estimated annual effective tax rate of 37%.

(d) Reflects the impact on EPS of using 196.7 million weighted average common shares for adjusted net income per diluted common share compared to the 195.8 million used to calculate EPS on a reported GAAP basis. The weighted average number of diluted common shares on an adjusted basis reflects the dilutive effect of stock options and other securities, which were excluded from the reported GAAP amount due to the net loss reported during the period.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions, except per share data)

Note 3. Supplemental Non-GAAP Information (continued)

	Three Months Ended
	January 24, 2015
	ascena reported GAAP basis	Acquisition and integration expenses (a)	Accelerated depreciation	Results of ANN as adjusted (b)	Impact of acquisition on debt (c)	ascena non-GAAP basis
Net sales	$1,288.6	$—	$—	$647.4	$—	$1,936.0
Cost of goods sold	(626.6)	—	—	(335.7)	—	(962.3)
Gross margin	662.0	—	—	311.7	—	973.7
Buying, distribution and occupancy expenses	(216.4)	—	—	(105.6)	—	(322.0)
Selling, general and administrative expenses	(371.7)	—	—	(176.3)	—	(548.0)
Acquisition and integration expenses	(5.3)	5.3	—	—	—	—
Depreciation and amortization expense	(52.0)	—	0.1	(28.8)	—	(80.7)
Operating income	16.6	5.3	0.1	1.0	—	23.0
Interest expense	(1.6)	—	—	(0.5)	(25.5)	(27.6)
Interest and other income, net	—	—	—	(0.4)	—	(0.4)
Income (loss) before provision for income taxes	15.0	5.3	0.1	0.1	(25.5)	(5.0)
(Provision) benefit for income taxes (d)	(6.3)	(1.9)	—	0.2	10.0	2.0
Net income (loss)	$8.7	$3.4	$0.1	$0.3	$(15.5)	$(3.0)
Diluted EPS (e)	$0.05	$0.02	$—	$—	$(0.09)	$(0.02)
Adjusted EBITDA	$68.6	$5.3	$—	$29.8	$—	$103.7

(a) Reflects expenses related primarily to the Company's supply chain and technological integration, which was substantially completed by the end of Fiscal 2015.

(b) Refer to the table below for ANN's results for the three month period ending January 31, 2015.

(c) Represents the impact of incremental interest expense on the $1.8 billion term loan used to fund the cash portion of the purchase price of the ANN Acquisition at an interest rate of 5.25% and the amortization of deferred financing fees. The impact assumes that the acquisition had occurred as of the beginning of the period presented.

(d) The provision for income taxes reflects the application of taxes to income before income taxes, after adjusting for certain non-deductible expenses and quarterly earnings fluctuations, at an estimated annual effective tax rate of 37%.

(e) Reflects the impact on EPS of using 193.8 million weighted average common shares for adjusted net income per diluted common share compared to the 164.4 million used to calculate EPS on a reported GAAP basis. The weighted average number of diluted common shares on an adjusted basis reflects the impact of the additional shares issued in the ANN Acquisition as outstanding for the entire period as if the acquisition had occurred as of the beginning of the period presented. The 193.8 million average shares exclude the dilutive effect of stock options and other securities as the impact is anti-dilutive as a result of the net loss incurred on an as adjusted basis.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions)

Note 3. Supplemental Non-GAAP Information (continued)

	Three Months Ended
	January 31, 2015

	ANN reported GAAP basis	Conforming adjustments (a)	ANN conformed GAAP basis
Net sales	$647.4	$—	$647.4
Cost of goods sold	(351.2)	15.5	(335.7)
Gross margin	296.2	15.5	311.7
Buying, distribution and occupancy expenses	—	(105.6)	(105.6)
Selling, general and administrative expenses	(295.2)	118.9	(176.3)
Depreciation and amortization expense	—	(28.8)	(28.8)
Operating income	1.0	—	1.0
Interest and other income, net	(0.9)	0.4	(0.5)
Other non-operating expense, net	—	(0.4)	(0.4)
Income before provision for income taxes	0.1	—	0.1
Provision for income taxes	0.2	—	0.2
Net income	$0.3	$—	$0.3

(a) Reflects certain accounting classification conforming adjustments to align ANN's historical presentation to ascena's presentation.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions, except per share data)

Note 3. Supplemental Non-GAAP Information (continued)

	Six Months Ended
	January 23, 2016
	ascena reported GAAP basis	Acquisition and integration expenses (a)	ANN Acquisition purchase price adjustments (b)	Results of ANN prior to August 21, 2015 (c)	Impact of acquisition on debt (d)	Gain on extinguish-ment of debt	Impact of acquisition on EPS (e)	ascena non-GAAP basis
Net sales	$3,513.8	$—	$1.0	$122.0	$—	$—	$—	$3,636.8
Cost of goods sold	(1,659.6)	—	126.9	(49.8)	—	—	—	(1,582.5)
Gross margin	1,854.2	—	127.9	72.2	—	—	—	2,054.3
Buying, distribution and occupancy expenses	(616.4)	—	(2.7)	(25.1)	—	—	—	(644.2)
Selling, general and administrative expenses	(1,036.2)	—	1.7	(39.9)	—	—	—	(1,074.4)
Acquisition and integration expenses	(58.5)	58.5	—	—	—	—	—	—
Depreciation and amortization expense	(171.9)	—	13.7	(5.9)	—	—	—	(164.1)
Operating (loss) income	(28.8)	58.5	140.6	1.3	—	—	—	171.6
Interest expense	(48.3)	—	—	—	(6.8)	—	—	(55.1)
Interest and other income, net	(0.2)	—	—	—	—	—	—	(0.2)
Gain on extinguishment of debt	0.8	—	—	—	—	(0.8)	—	—
(Loss) income before provision for income taxes	(76.5)	58.5	140.6	1.3	(6.8)	(0.8)	—	116.3
Benefit (provision) for income taxes (f)	35.8	(26.4)	(55.3)	(0.5)	2.7	0.3	—	(43.4)
Net (loss) income	$(40.7)	$32.1	$85.3	$0.8	$(4.1)	$(0.5)	$—	$72.9
Diluted EPS	$(0.21)	$0.17	$0.45	$—	$(0.02)	$—	$(0.02)	$0.37
Adjusted EBITDA	$143.1	$58.5	$126.9	$7.2	$—	$—	$—	$335.7

(a) Primarily reflects costs related to the ANN Acquisition consisting of $20.5 million of transactions costs, $30.7 million of severance and retention-related expenses and $6.0 million of other ANN integration expenses.

(b) Reflects incremental expenses related to the purchase accounting write-up of ANN's tangible and intangible assets to fair market value. The amounts include $126.9 million of purchase accounting adjustments related to the write-up of ANN's inventory, $8.6 million related to the write-up of ANN's customer relationships and other purchase accounting adjustments of $5.1 million, primarily related to the write-up of ANN's property and equipment.

(c) Represents ANN's results for the three-week stub period from the end of their last fiscal quarter prior to the acquisition date through the acquisition date and has been adjusted to exclude transaction-related expenses incurred by ANN resulting from the ANN Acquisition.

(d) Represents the impact of incremental interest expense for the stub period prior to the acquisition date on the $1.8 billion term loan used to fund the cash portion of the purchase price of the ANN Acquisition at an interest rate of 5.25% and the amortization of deferred financing fees. The impact assumes that the acquisition had occurred as of the beginning of the period presented.

(e) Reflects the impact on EPS of using 197.0 million weighted average common shares for adjusted net income per diluted common share compared to the 190.3 million used to calculate EPS on a reported GAAP basis. The weighted average number of common shares on an adjusted basis reflects the impact of the additional shares issued in the ANN Acquisition as outstanding for the entire period as if the acquisition had occurred as of the beginning of the period presented. The weighted average number of diluted common shares on an adjusted basis also reflects the dilutive effect of stock options and other securities, which were excluded from the reported GAAP amount due to the net loss reported during the period.

(f) The provision for income taxes reflects the application of taxes to income before income taxes, after adjusting for certain non-deductible expenses, at an estimated annual effective tax rate of 37%.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions, except per share data)

Note 3. Supplemental Non-GAAP Information (continued)

	Six Months Ended
	January 24, 2015
	ascena reported GAAP basis	Acquisition and integration expenses (a)	Accelerated depreciation	Discrete tax item (b)	Results of ANN as adjusted (c)	Impact of acquisition on debt (d)	Impact of acquisition on EPS (e)	ascena non-GAAP basis
Net sales	$2,482.8	$—	$—	$—	$1,294.2	$—	$—	$3,777.0
Cost of goods sold	(1,126.3)	—	—	—	(626.8)	—	—	(1,753.1)
Gross margin	1,356.5	—	—	—	667.4	—	—	2,023.9
Buying, distribution and occupancy expenses	(430.8)	—	—	—	(211.6)	—	—	(642.4)
Selling, general and administrative expenses	(726.2)	—	—	—	(346.1)	—	—	(1,072.3)
Acquisition and integration expenses	(14.3)	14.3	—	—	—	—	—	—
Depreciation and amortization expense	(102.5)	—	0.6	—	(57.1)	—	—	(159.0)
Operating income	82.7	14.3	0.6	—	52.6	—	—	150.2
Interest expense	(3.3)	—	—	—	(0.8)	(50.4)	—	(54.5)
Interest and other income, net	0.1	—	—	—	0.3	—	—	0.4
Income (loss) before provision for income taxes	79.5	14.3	0.6	—	52.1	(50.4)	—	96.1
(Provision) benefit for income taxes (f)	(17.3)	(5.3)	(0.2)	(13.4)	(18.8)	19.8	—	(35.2)
Net income (loss)	$62.2	$9.0	$0.4	$(13.4)	$33.3	$(30.6)	$—	$60.9
Diluted EPS	$0.38	$0.05	$—	$(0.08)	$0.20	$(0.19)	$(0.05)	$0.31
Adjusted EBITDA	$185.2	$14.3	$—	$—	$109.7	$—	$—	$309.2

(a) Reflects expenses related primarily to the Company's supply chain and technological integration, which was substantially completed by the end of Fiscal 2015.

(b) Represents a tax benefit which was treated as a discrete item within the first quarter of Fiscal 2015 when a non-deductible permanent item associated with previously accrued deferred compensation became fully deductible in the first quarter of Fiscal 2015 and was a significant factor in reducing the Company's effective income tax rate during that period.

(c) Refer to the table below for ANN's results for the period ending January 31, 2015.

(d) Represents the impact of incremental interest expense on the $1.8 billion term loan used to fund the cash portion of the purchase price of the ANN Acquisition at an interest rate of 5.25% and amortization of deferred financing fees. The impact assumes that the acquisition had occurred as of the beginning of the period presented.

(e) Reflects the impact on EPS of using 195.9 million weighted average common shares for adjusted net income per diluted common share compared to 164.7 million shares used to calculate EPS on a reported GAAP basis. The weighted average number of common shares on an adjusted basis reflects the impact of the additional shares issued in the ANN Acquisition as outstanding for the entire period as if the acquisition had occurred as of the beginning of the period presented. Both weighted average common share amounts include the dilutive effect of stock options and other securities.

(f) The provision for income taxes reflects the application of taxes to income before income taxes, after adjusting for certain non-deductible expenses, at an estimated annual effective tax rate of 37%.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions)

Note 3. Supplemental Non-GAAP Information (continued)

	Six Months Ended
	January 31, 2015

	ANN reported GAAP basis	Conforming adjustments (a)	ANN adjustment (b)	ANN non-GAAP basis
Net sales	$1,294.2	$—	$—	$1,294.2
Cost of goods sold	(658.1)	31.3	—	(626.8)
Gross margin	636.1	31.3	—	667.4
Buying, distribution and occupancy expenses	—	(216.5)	4.9	(211.6)
Selling, general and administrative expenses	(588.4)	242.3	—	(346.1)
Depreciation and amortization expense	—	(57.1)	—	(57.1)
Operating income	47.7	—	4.9	52.6
Interest and other income, net	(0.4)	(0.4)	—	(0.8)
Other non-operating expense, net	(0.1)	0.4	—	0.3
Income before provision for income taxes	47.2	—	4.9	52.1
Provision for income taxes	(17.0)	—	(1.8)	(18.8)
Net income	$30.2	$—	$3.1	$33.3

(a) Reflects certain accounting classification conforming adjustments to align ANN's historical presentation to ascena's presentation.

(b) Represents costs incurred by ANN related to the early lease termination and related closure of Ann Taylor's Madison Avenue store in New York City that were previously reported as adjustments to GAAP earnings by ANN for its quarter ended November 1, 2014.